Exhibit 10(a)25

PENSION EQUALIZATION PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January l, 2009)
Certificate of Amendment
Amendment No. 6

THIS INSTRUMENT, executed this 1st day of December, 2014, and effective December 1, 2014 constitutes the Sixth Amendment of the Pension Equalization Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the "Plan").

All capitalized terms used in this Amendment No. 6 shall have the meanings assigned to them in the Plan unless otherwise herein defined.

Pursuant to Section 8.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of May 1, 2014, the Plan is hereby amended as follows:

Appendix C is added at the end of this Plan to read as follows:

APPENDIX C- VERMONT YANKEE DECOMMISSIONING
SEVERANCE PROGRAM
PURSUANT TO THE ENTERGY SYSTEM SEVERANCE PAY PLAN NO. 537

ARTICLE C-I - INTRODUCTION

C-1.1 Plan Terms. Except as otherwise expressly provided or as the context may clearly require, the definitions of all terms used herein shall be the same as provided in Article I of the Plan. Where the context requires, the definition of any term set forth in the Plan shall apply with equal force and effect for purposes of interpreting and administering this Appendix C.

C-1.2 Severance Program. The term "Severance Program" shall mean an Involuntary Severance Program certified on December 1, 2014 by the Administrator of the Entergy System Severance Pay Plan No. 537 as the Vermont Yankee Decommissioning Severance Program pursuant to the Entergy System Severance Pay Plan No. 537.

C-1.3 Nature of Appendix. This Appendix C is intended to supplement and be a part of the Plan. The Plan as amended by this Appendix C is intended to continue to meet the requirements of Code Sections 409A and regulations thereunder.

C-1.4 Coverage of Appendix C. This Appendix C shall apply only to those Participants who satisfy the eligibility requirements set forth in Article C-II of this Appendix C.

ARTICLE C-II
ELIGIBLITY REQUIREMENTS

C-2.1    Eligibility Requirements. A Participant, who is eligible to participate in this Appendix C ("Eligible Appendix C Participant"), must satisfy all of the following requirements:
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(a)The Participant is eligible to participate in the Severance Program;

(b)On the Participant's Universal Separation Date (as defined in the Severance Program), the Participant is within one (1) year of meeting the age and years of service requirement under the Qualified Plan for becoming eligible for early or normal retirement under the Qualified Plan;

(c)The date of the Participant's Separation from Service is not more than six (6) months from the Participant's Universal Separation Date (as defined in the Severance Program);

(d)On the date of the Participant's Separation from Service the Participant is not eligible for early or normal retirement under the Qualified Plan; and

(e)The Participant's Separation from Service must result from termination from System Company employment pursuant to the Severance Program.

ARTICLE C-III
ADDITIONAL SERVICE AND EARLY RETIREMENT REDUCTION FACTORS

C-3. l    Additional Service.

(a)An Eligible Appendix C Participant who on the date of his Separation from Service has not attained age fifty-five (55) shall be imputed the greater of the following:

(1)the period of service not to exceed one (1) year of service which would be required for the Eligible Appendix C Participant to be eligible to retire at early retirement under the Qualified Plan as of the date of his Separation from Service; and

(2)the period of service not to exceed one (1) year of service for the period between the Eligible Appendix C Participant's age as of the date of his Separation from Service and the date the Eligible Appendix C Participant will attain age (55).

(b)An Eligible Appendix C Participant who on the date of his Separation from Service has attained age fifty-five (55) but has not attained age sixty-four (64) shall be imputed with the lesser of the following:

(1)the period of service not to exceed one (1) year of service which would be required for the Eligible Appendix C Participant to be eligible to retire at early retirement under the Qualified Plan as of the date of his Separation from Service; and

(2)the period of service not to exceed one (1) year of service for the period between the Eligible Appendix C Participant's age as of the date of his Separation from Service and the date the Eligible Appendix C Participant will attain the age at which the Eligible Appendix C Participant would be eligible to retire at early retirement under the Qualified Plan.

(c)An Eligible Appendix C Participant who on the date of his Separation from Service has attained age sixty-four (64) shall be imputed with the lesser of the following:

(1)the period of service not to exceed one (1) year of service which would be required for the Eligible Appendix C Participant to be eligible to retire at early retirement under the Qualified Plan as of the date of his Separation from Service; and

(2)the period of service not to exceed one (I) year of service for the period between the Eligible Appendix C Participant's age as of the date of his Separation from Service and the date the Eligible Appendix C Participant will attain age sixty-five (65).

C-3.2 Early Retirement Reduction Factors.

(a)For purposes of computing Present Value in Section 1.23 for an Eligible Appendix C Participant, Subsection 1.23(a) shall apply as if the Eligible Appendix C Participant were eligible for retirement at early retirement under the Qualified Plan at Separation from Service.

(b)For purposes of computing Present Value in Subsection 1.23(a), if an Eligible Appendix C Participant has not attained age fifty-five (55) as of his Income Payment Date, then the Qualified Plan's early retirement reduction factors on the date the Eligible Appendix C Participant would have attained age fifty-five (55) shall apply to further reduce the applicable benefit to the Eligible Appendix C Participant from the date the Eligible Appendix C Participant would have attained age fifty-five (55) to the Eligible Appendix C Participant's Income Payment Date.

ARTICLE C-IV
EFFECT ON AMOUNT OF BENEFITS

C-4.1 Imputed Service Included in Calculating Benefits. Solely for purposes of calculating the benefit under this Plan, the additional service which is imputed pursuant to Article C – III shall be taken into account as additional benefit service for purposes of computing the benefit under (a) this Plan (Section 3.02(a)(l) of the Plan) and (b) the Qualified Plan (Section 3.02(a)(2) of the Plan). Taking into account imputed service shall not in in manner impact the amount the Eligible Appendix C Participant is entitled to receive under any qualified defined benefit pension plan, trust, or other arrangement sponsored by any System Company.

IN WITNESS WHEREOF, the Personnel Committee has caused this Sixth Amendment to the Pension Equalization Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January I, 2009) to be executed by its duly authorized representative on the day, month, and year above set forth, and effective December 1, 2014.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
Through the undersigned duly authorized representative

/s/ Donald W. Vinci
DONALD W. VINCI
Senior Vice-President,
Human Resources & Chief Diversity Officer

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